Exhibit 10.21

Nov 19th, 2018

To:

Micronet Ltd

Att: Mr. David Markus, Micronet CEO

RE:	Micronet Ltd (“Micronet”) - Financial backing

Reference is made to your request made to MICT Inc. (“MICT”) dated November 19 2018 in connection with the financial backing required to Micronet in support of its cash flow and working capital needs.

Pursuant to the resolution of the board of Directors of MICT, the undersigned confirms that MICT has agreed to assume the obligation and extend Micronet with a funding in the total amount of up to USD 250,000 (“the Funding”).

The Funding shall be made available to Micronet as follows:

(a) In the event Micronet shall independently secure funding from third parties in any form (such as by way of equity or loan or any combination thereof), MICT shall participate in such funding and extend the funding in such portion based on its pro rata holdings in Micronet (up to the Funding amount) and pursuant to the same terms conditions secured by Micronet vis a vis the applicable funding third parties;

Or, at the alternative of Micronet,

(b) the Funding will be extended either in a form of a loan, equity, convertible loan combined with certain warrants coverage or a firm commitment to provide Micronet with a guaranty securing its loans or any combination of the above. Under this alternative, the final and formal structure of Funding shall be determined and agreed by the parties pursuant to good faith negotiations to be completed by no later than December 15th 2018.

It is agreed that if the Funding will be in a form of a loan then Micronet shall pay back such loan not before January 1 2020 but no later than December 31, 2020.

Sincerely,

Mict Inc

/s/ David Lucatz
David Lucatz, CEO

MICT, Inc

28 West Grand Avenue, suite 3
Montvale New Jersey, 07645